Exhibit 99.1

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
Tel. 804.289.9600
Fax 804.289.9770

FOR IMMEDIATE RELEASE
Contact:
Investor Relations and Corporate Communications
804.289.9709

Brink’s Appoints Ray Shemanski as President of U.S. Business

RICHMOND, Va., October 16, 2017 - The Brink’s Company (NYSE:BCO), the global leader in cash management, secure logistics and security solutions, today announced that Ray Shemanski has been named president of its U.S. operations. Shemanski joins Brink’s after serving in several operational leadership positions over the past 20 years at Johnson Controls, a global diversified technology company. Doug Pertz, the company’s president and chief executive officer, who served as president of Brink’s U.S. since joining the company last June, will work closely with Shemanski to ensure a smooth transition.

Pertz said: “We are very excited that Ray will be leading our U.S. operations, and I look forward to working with him. Ray has exceptional operational, commercial, continuous improvement and strategic leadership experience in global businesses. Throughout his career, he has been successful in driving operational improvement and profitable growth in challenging conditions. His experience in fleet management and complex logistics, combined with his strong customer focus, makes him an excellent fit to lead and expand the U.S. strategy to drive growth and close the margin gap between Brink’s and our best competitors.”

“I am excited to join Brink’s and look forward to helping the team execute its growth strategy and return to a position of leadership in the U.S. I am especially proud to have an opportunity to lead an organization whose brand has been synonymous with trust, safety and security for more than 150 years,” Shemanski said.

Before joining Brink’s, Shemanski served as group vice president and general manager of Johnson Controls’ $4.6 billion global automotive aftermarket business group, from 2014 until 2017. From 2012 to 2014, he served as group vice president and general manager of the company’s $1.2 billion original equipment group, where he managed the company’s battery technology business and secured global contracts with multiple international automakers. From 2009 to 2012, he was chairman and CEO of Johnson Controls SAFT, where he led the integration of the company’s lithium ion battery joint venture. From 2006 to 2009, he was vice president and general manager of a $3.5 billion operation within the company’s automotive seating and interiors division, where he led a turnaround from loss to profitability. He joined Johnson Controls in 1988.

Shemanski earned his MBA from the University of Michigan and holds a B.S. in Computer Science from Saginaw Valley State University.

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is the world’s premier provider of cash management, secure logistics and security solutions including cash-in-transit, ATM services, cash management services (including vault outsourcing, money processing and intelligent safe services), international transportation of valuables, and payment services. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our global network of operations in 41 countries serve customers in more than 100 countries. For more information, please visit our website at www.Brinks.com or call 804-289-9709.

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